Exhibit T3A.9

ARTICLES OF INCORPORATION

OF

LONGYEAR COMPANY

The undersigned person over the age of eighteen (18) years, acting as incorporator of a corporation under the Utah Revised Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

The name of this corporation (the “Corporation”) is:

LONGYEAR COMPANY

ARTICLE II

PURPOSES AND POWERS

The Corporation is organized to be engaged in the business of providing mining and drilling sales and services, and to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the Utah Revised Business Corporation Act.

The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the Utah Code Annotated (1953), as amended and supplemented (the “Code”). The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is Fifty Thousand (50,000) shares of common stock, $1.00 par value per share. All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the common stock shall be fully paid and nonassessable.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation is 50 South Main Street, Suite 1600, Salt Lake City, Utah 84144, and the name of its initial registered agent at such address is Gregory N. Barrick.

ARTICLE V

LIMITATION ON LIABILITY

Within the meaning of and in accordance with Section 16-10a-841 of the Code:

(1)         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this Article V.

(2)         The limitation of liability contemplated in this Article V shall not extend to (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 16-10a-842 of the Code, or (d) an intentional violation of criminal law.

(3)         Any repeal or modification of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(4)         Without limitation, this Article V shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Code, as the same exists or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

ARTICLE VI

INCORPORATOR

The names and addresses of the incorporator is as follows:

NAME	ADDRESS

Gregory N. Barrick	50 South Main, Suite 1600 Salt Lake City, Utah 84144

IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, hereby executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this 28th day of December, 1992.

/s/ Gregory N. Barrick
Gregory N. Barrick

ACKNOWLEDGEMENT OF REGISTERED AGENT

The undersigned, Gregory N. Barrick, hereby acknowledges that he has been named as registered agent of Longyear Company, a Utah corporation to be formed pursuant to the Articles of Incorporation to which this Acknowledgment is attached, and hereby agrees to act as registered agent of said corporation.

/s/ Gregory N. Barrick
Gregory N. Barrick

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

LONGYEAR COMPANY

In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act, LONGYEAR COMPANY, which is changing its name to BOART LONGYEAR COMPANY, a Utah corporation (the “Corporation”), declares and certifies as follows:

1.          Effective on the deferred effective date provided below, the name of the Corporation is changed to BOART LONGYEAR COMPANY.

2.          The text of the amendment to the Articles of Incorporation of the Corporation (the “Amendment”) proposed by the Board of Directors of the Corporation and adopted by the holders of all of the common stock of the Corporation is set forth as follows:

ARTICLE I

NAME

The name of the Corporation is:

BOART LONGYEAR COMPANY

Except as herein amended, the Articles of Incorporation shall remain in full force and effect.

3.          As permitted under the provisions of Section 16-10a-123(2) of the Utah Revised Business Corporation Act, this amendment to the Articles of Incorporation shall have a delayed effective date. The amendment shall be effective as of January 1, 1995.

4.          The Amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

5.          The Amendment was adopted on December 19, 1994, by the board of directors and the sole shareholder of the Corporation by Unanimous Written Consent, in accordance with the requirements of the Utah Revised Business Corporation Act.

6.          There were as of December 19, 1994, Twenty-five Thousand (25,000) shares of the common stock of the Corporation issued and outstanding. No shareholders of the Corporation were entitled to vote in separate voting groups. Pursuant to the Unanimous Written Consent of the Shareholders of the Corporation

adopting the Amendment, all of the issued and outstanding shares were indisputably represented thereby. All of said shares of the common stock voted to adopt the Amendment. No shares voted against the Amendment.

IN WITNESS WHEREOF, the undersigned, being the President and the Secretary of the Corporation, hereby execute these Articles of Amendment to the Articles of Incorporation and certify to the truth of the facts herein stated, this 19th day of December, 1994.

Longyear Company

By	/s/ [Illegible]
Its President

By	/s/ [Illegible]
Its Secretary

STATE OF UTAH	)
: SS
COUNTY OF SALT LAKE	)

The foregoing Articles of Amendment was subscribed, sworn to, and acknowledged before me this 19th day of December, 1994, by [Illegible] and [Illegible] the President and Secretary, respectively, of Longyear Company, and they affirmed to me that the facts stated in the foregoing Articles of Amendment are true.

/s/ [Illegible]
NOTARY PUBLIC

2

Utah Department of Commerce

Division of Corporations & Commercial Code

160 East 300 South, 2nd Floor, PO Box 146705

Salt Lake City, UT 84114-6705

Service Center: (801) 530-4849

Toll Free: (877) 526-3994 Utah Residents

Fax: (801) 530-6438

Web Site: http://www.commerce.utah.gov

05/09/2017

1193793-014205092017-2646494

CERTIFICATE OF EXISTENCE

Registration Number:	1193793-0142
Business Name:	BOART LONGYEAR COMPANY
Registered Date:	December 28, 1992
Entity Type:	Corporation - Domestic - Profit
Current Status:	Good Standing

The Division of Corporations and Commercial Code of the State of Utah, custodian of the records of business registrations, certifies that the business entity on this certificate is authorized to transact business and was duly registered under the laws of the State of Utah. The Division also certifies that this entity has paid all fees and penalties owed to this state; its most recent annual report has been filed by the Division (unless Delinquent); and, that Articles of Dissolution have not been filed.

/s/ Kathy Berg
Kathy Berg
Director
Division of Corporations and Commercial Code